Exhibit 10.1

EXECUTION VERSION

INVESTMENT ADVISORY AND
ADMINISTRATIVE SERVICES AGREEMENT
BETWEEN
FS ENERGY AND POWER FUND
AND
FS/EIG ADVISOR, LLC

This Investment Advisory and Administrative Services Agreement (this “Agreement”) is made this 9th day of April, 2018, by and between FS ENERGY AND POWER FUND, a Delaware statutory trust (the “Fund”), and FS/EIG ADVISOR, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Adviser is a newly organized investment adviser that has registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Fund desires to retain the Adviser to furnish investment advisory services to the Fund and to provide for the administrative services necessary for the operation of the Fund on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.             Duties of the Adviser.

(a)           Retention of Adviser.  The Fund hereby appoints the Adviser to act as an investment adviser to the Fund and to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the board of trustees of the Fund (the “Board”), for the period and upon the terms herein set forth, in accordance with:

(i)            the investment objectives, policies and restrictions that are set forth in the Fund’s filings with the Securities and Exchange Commission (the “SEC”), as supplemented, amended or superseded from time to time;

(ii)           all other applicable federal and state laws, rules and regulations, and the Fund’s third amended and restated declaration of trust (as may be amended from time to time, the “Declaration of Trust”) and the Fund’s amended and restated bylaws (as may be amended from time to time, the “Bylaws”); and

(iii)          such investment policies, directives and regulatory restrictions as the Fund may from time to time establish or issue and communicate to the Adviser in writing.

(b)           Responsibilities of Adviser.  Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i)            determine the composition and allocation of the Fund’s investment portfolio, the nature and timing of any changes therein and the manner of implementing such changes;

(ii)           identify, evaluate and negotiate the structure of the investments made by the Fund;

(iii)          execute, monitor and service the Fund’s investments;

(iv)          place orders with respect to, and arrange for, any investment by the Fund;

(v)           determine the securities and other assets that the Fund shall purchase, retain, or sell;

(vi)          perform due diligence on prospective portfolio companies; and

(vii)         provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably request or require for the investment of its funds.

(c)           Power and Authority.  To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Fund hereby delegates to the Adviser, and the Adviser hereby accepts, the power and authority to act on behalf of the Fund to effectuate investment decisions for the Fund, including the negotiation, execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund.  In the event that the Fund determines to acquire debt financing (or to refinance existing debt financing), the Adviser shall arrange for such financing on the Fund’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Fund through a special purpose vehicle, the Adviser shall have authority to create, or arrange for the creation of, such special purpose vehicle and to make investments through such special purpose vehicle in accordance with applicable law. The Fund also grants to the Adviser power and authority to engage in all activities and transactions (and anything incidental thereto) that the Adviser deems, in its sole discretion, appropriate, necessary or advisable to carry out its duties pursuant to this Agreement.

(d)           Administrative Services.  Subject to the supervision, direction and control of the Board, the provisions of the Declaration of Trust and Bylaws and applicable federal and state law, the Adviser shall perform, or cause to be performed by other persons, all administrative services in connection with the operation of the Fund.

(e)           Acceptance of Appointment.  The Adviser hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(f)            Sub-Advisers.  The Adviser is hereby authorized to enter into one or more sub-advisory agreements (each, a “Sub-Advisory Agreement”) with other investment advisers or other service providers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder, subject to the oversight of the Adviser and the Fund.  Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Fund’s investment objectives, policies and restrictions, and work, along with the Adviser, in sourcing, structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Fund, subject to the oversight of the Adviser and the Fund, with the scope of such services and oversight to be set forth in each Sub-Advisory Agreement.

(i)            The Adviser and not the Fund shall be responsible for any compensation payable to any Sub-Adviser.

(ii)           Any Sub-Advisory Agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, including without limitation the requirements relating to Board and Fund shareholder approval thereunder, and other applicable federal and state law.

(iii)          Any Sub-Adviser shall be subject to the same fiduciary duties imposed on the Adviser pursuant to this Agreement, the Investment Company Act and the Advisers Act, as well as other applicable federal and state law.

(g)           Independent Contractor Status.  The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(h)           Record Retention.  Subject to review by, and the overall control of, the Board, the Adviser shall keep and preserve for the period required by the Investment Company Act or the Advisers Act, as applicable, any books and records relevant to the provision of its investment advisory services to the Fund and shall specifically maintain all books and records with respect to the Fund’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours.  The Adviser agrees that all records that it maintains for the Fund are the property of the Fund and shall surrender promptly to the Fund any such records upon the Fund’s request and upon termination of this Agreement pursuant to Section 9, provided that the Adviser may retain a copy of such records.

The following provisions in this Section 1 shall apply for only so long as the common shares of beneficial interest of the Fund (the “Common Shares”) are not listed on a national securities exchange.

(i)            Administrator.  The Adviser shall, upon request by an official or agency administering the securities laws of a state, province or commonwealth (an “Administrator”),

submit to such Administrator the reports and statements required to be distributed to the Fund’s shareholders pursuant to this Agreement, the Fund’s then effective Registration Statement on Form N-2 (as amended from time to time, the “Registration Statement”) and applicable federal and state law.

(j)            Fiduciary Duty.  It is acknowledged that the Adviser shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Fund, whether or not in the Adviser’s immediate possession or control.  The Adviser shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Fund.  The Adviser shall not, by entry into an agreement with any shareholder of the Fund or otherwise, contract away the fiduciary obligation owed to the Fund and the Fund’s shareholders under common law.

2.             The Fund’s Responsibilities and Expenses Payable by the Fund and the Adviser.

(a)           Adviser Personnel.  All personnel of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser or its affiliates and not by the Fund.

(b)           Costs.  Subject to the limitations on reimbursement of the Adviser as set forth in Section 2(c) below, the Fund, either directly or through reimbursement to the Adviser, shall bear all other costs and expenses of its operations and transactions, including (without limitation): expenses deemed to be “organization and offering expenses” of the Fund for purposes of Conduct Rule 2310(a)(12) of the Financial Industry Regulatory Authority (for purposes of this Agreement, such expenses, exclusive of commissions, the dealer manager fee, any discounts and other similar expenses paid by investors at the time of sale of the Common Shares, are hereinafter referred to as “Organization and Offering Costs”); corporate and organizational expenses relating to offerings of Common Shares, subject to limitations included in this Agreement; the cost of calculating the Fund’s net asset value, including the cost of any third-party pricing or valuation services; the cost of effecting sales and repurchases of the Common Shares and other securities; investment advisory fees; fees payable to third parties including, without limitation, agents, consultants or other advisors, relating to, or associated with, making investments, monitoring investments and valuing investments, including fees and expenses associated with performing due diligence reviews of prospective investments; interest payments on the Fund’s debt or related obligations; transfer agent and custodial fees; research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data); fees and expenses associated with marketing efforts; federal and state registration or notification fees; annual fees of the Delaware trustee; federal, state and local taxes; fees and expenses of the Independent Trustees (as defined below); costs of proxy statements, shareholders’ reports, notices and other filings; fidelity bond, trustees and officers errors and omissions liability insurance and other insurance premiums; direct costs such as printing, mailing, long distance telephone and staff costs; fees and expenses associated with accounting, corporate governance, independent audits and outside legal costs; costs associated with the Fund’s reporting and compliance obligations under the Investment Company Act and applicable federal and state securities laws, including compliance with the Sarbanes-Oxley Act of 2002, as amended; all costs of registration and listing the Common Shares or other securities of the Fund on any securities exchange; brokerage commissions for the Fund’s investments; all other expenses incurred by the Adviser, any Sub-Adviser or the Fund in connection with administering the Fund’s business, including expenses incurred by the Adviser or any Sub-Adviser in performing administrative services for the Fund and administrative personnel paid by the Adviser or any Sub-Adviser, to the extent they are not controlling persons of the Adviser, any Sub-Adviser or any of their respective affiliates; and any expenses incurred outside of the ordinary course of business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding and indemnification expenses as provided for in the Declaration of Trust or the Bylaws.

Notwithstanding the foregoing, the Fund shall not be liable for Organization and Offering Costs to the extent that Organization and Offering Costs, together with all prior Organization and Offering Costs, exceed 1.5% of the aggregate gross proceeds from the offering of the Fund’s securities.

The following provisions in this Section 2(c) shall apply for only so long as the Common Shares are not listed on a national securities exchange.

(c)           Limitations on Reimbursement of Expenses.

(i)            In addition to the compensation paid to the Adviser pursuant to Section 3, the Fund shall reimburse the Adviser for all expenses of the Fund incurred by the Adviser as well as the actual cost of goods and services used for or by the Fund and obtained from entities not affiliated with the Adviser.  The Adviser may be reimbursed for the administrative services performed by it on behalf of the Fund; provided, however, the reimbursement shall be an amount equal to the lower of the Adviser’s actual cost or the amount the Fund would be required to pay third parties for the provision of comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Fund on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles.  No reimbursement shall be permitted for services for which the Adviser is entitled to compensation by way of a separate fee.  Excluded from the allowable reimbursement shall be:

(A)          rent or depreciation, utilities, capital equipment, and other administrative items of the Adviser; and

(B)          salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any executive officer or board member of the Adviser (or any individual performing such services) or a holder of 10% or greater equity interest in the Adviser (or any person having the power to direct or cause the direction of the Adviser, whether by ownership of voting securities, by contract or otherwise).

(d)           Periodic Reimbursement.  Expenses incurred by the Adviser on behalf of the Fund and payable pursuant to this Section 2 shall be reimbursed no less than monthly to the

Adviser.  The Adviser shall prepare a statement documenting the expenses of the Fund and the calculation of the reimbursement and shall deliver such statement to the Fund prior to full reimbursement.

3.             Compensation of the Adviser.

The Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (the “Base Management Fee”) and an incentive fee (the “Incentive Fee”) as hereinafter set forth.  The Adviser may agree to temporarily or permanently waive, in whole or in part, the Base Management Fee and/or the Incentive Fee.  See Appendix A for examples of how these fees are calculated.

(a)           Base Management Fee.  The Base Management Fee shall be calculated at an annual rate of 1.75% of the Fund’s average weekly gross assets.  The Base Management Fee shall be payable quarterly in arrears, and shall be calculated based on the average weekly value of the Fund’s gross assets during the most recently completed calendar quarter.  All or any part of the Base Management Fee not taken as to any quarter shall be deferred without interest and may be taken in such other quarter as the Adviser shall determine.  The Base Management Fee for any partial month or quarter shall be appropriately pro-rated.

(b)           Incentive Fee.  The Incentive Fee shall consist of two parts, as follows:

(i)            The first part of the Incentive Fee, referred to as the “Subordinated Incentive Fee on Income,” shall be calculated and payable quarterly in arrears based on the Fund’s “Pre-Incentive Fee Net Investment Income” for the immediately preceding quarter.  The payment of the Subordinated Incentive Fee on Income shall be subject to a quarterly hurdle rate, expressed as a rate of return on Adjusted Capital (as defined below) at the beginning of the most recently completed calendar quarter, of 1.625% (6.5% annualized) (the “Hurdle Rate”), subject to a “catch up” feature (as described below).

For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, other than fees for providing managerial assistance, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives from portfolio companies) accrued during the calendar quarter, minus the Fund’s operating expenses for the quarter (including the Base Management Fee, expenses payable under this Agreement and any interest expense and dividends paid on any issued and outstanding preferred shares, but excluding the Incentive Fee).  Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Fund has not yet received in cash.  Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

For purposes of this fee, “Adjusted Capital” shall mean cumulative gross proceeds generated from sales of the Common Shares (including proceeds from the Fund’s distribution reinvestment plan) reduced for distributions from non-liquidating dispositions of the Fund’s investments paid to shareholders and amounts paid for share repurchases pursuant to the Fund’s share repurchase program.

The calculation of the Subordinated Incentive Fee on Income for each quarter is as follows:

(A)          No Subordinated Incentive Fee on Income shall be payable to the Adviser in any calendar quarter in which the Fund’s Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Rate;

(B)          100% of the Fund’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Rate but is less than or equal to 2.031% in any calendar quarter (8.125% annualized) shall be payable to the Adviser.  This portion of the Fund’s Subordinated Incentive Fee on Income is referred to as the “catch up” and is intended to provide the Adviser with an incentive fee of 20.0% on all of the Fund’s Pre-Incentive Fee Net Investment Income when the Fund’s Pre-Incentive Fee Net Investment Income reaches 2.031% (8.125% annualized) in any calendar quarter; and

(C)          For any quarter in which the Fund’s Pre-Incentive Fee Net Investment Income exceeds 2.031% (8.125% annualized), the Subordinated Incentive Fee on Income shall equal 20.0% of the amount of the Fund’s Pre-Incentive Fee Net Investment Income, as the Hurdle Rate and catch-up will have been achieved.

(ii)           The second part of the Incentive Fee, referred to as the “Incentive Fee on Capital Gains,” shall be an incentive fee on capital gains earned on liquidated investments from the portfolio and payable in arrears as of the end of each calendar year (or upon termination of the investment advisory agreement).  This fee shall equal 20.0% of the Fund’s incentive fee capital gains, which shall equal the Fund’s realized capital gains on a cumulative basis from inception, calculated as of the end of the applicable period, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

4.             Covenants of the Adviser.

(a)           Adviser Status.  The Adviser is registered as an investment adviser under the Advisers Act and covenants that it will maintain such registration.  The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

The following provisions in this Section 4 shall apply for only so long as the Common Shares are not listed on a national securities exchange.

(b)           Reports to Shareholders.  The Adviser shall prepare or shall cause to be prepared and distributed to shareholders during each year the following reports of the Fund (either included in a periodic report filed with the SEC or distributed in a separate report):

(i)            Quarterly Reports.  Within sixty (60) days of the end of each quarter, a report containing the same financial information contained in the Fund’s Quarterly Report on Form 10-Q filed by the Fund under the Securities Exchange Act of 1934, as amended.

(ii)           Annual Report.  Within one hundred and twenty (120) days after the end of the Fund’s fiscal year, an annual report containing:

(A)          A balance sheet as of the end of each fiscal year and statements of income, equity, and cash flow, for the year then ended, all of which shall be prepared in accordance with generally accepted accounting principles and accompanied by an auditor’s report containing an opinion of an independent certified public accountant;

(B)          A report of the activities of the Fund during the period covered by the report;

(C)          Where forecasts have been provided to the Fund’s shareholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and

(D)          A report setting forth distributions by the Fund for the period covered thereby and separately identifying distributions from (i) cash flow from operations during the period; (ii) cash flow from operations during a prior period which have been held as reserves; and (iii) proceeds from disposition of the Fund’s assets.

(iii)          Previous Reimbursement Reports.  The Adviser shall prepare or shall cause to be prepared a report, prepared in accordance with the American Institute of Certified Public Accountants United States Auditing Standards relating to special reports, and distributed to shareholders not less than annually, containing an itemized list of the costs reimbursed to the Adviser pursuant to Section 2(c) for the previous fiscal year.  The special report shall at a minimum provide:

(A)          A review of the time records of individual employees, the costs of whose services were reimbursed; and

(B)          A review of the specific nature of the work performed by each such employee.

(iv)          Proposed Reimbursement Reports.  The Adviser shall prepare or shall cause to be prepared a report containing an itemized estimate of all proposed expenses for which it shall receive reimbursements pursuant to Section 2(c) of this Agreement for the next fiscal year, together with a breakdown by year of such expenses reimbursed in each of the last five public programs formed by the Adviser.

(c)           Reports to Administrators.  The Adviser shall, upon written request of any Administrator, submit any of the reports and statements to be prepared and distributed by it pursuant to this Section 4 to such Administrator.

(d)           Reserves.  In performing its duties hereunder, the Adviser shall cause the Fund to provide for adequate reserves for normal replacements and contingencies (but not for payment of fees payable to the Adviser hereunder) by causing the Fund to retain a reasonable percentage of proceeds from offerings and revenues.

(e)           Recommendations Regarding Reviews.  From time to time and not less than quarterly, the Adviser must review the Fund’s accounts to determine whether cash distributions are appropriate.  The Fund may, subject to authorization by the Board, distribute pro rata to the shareholders any funds received by the Fund which the Adviser deems unnecessary to retain in the Fund.

(f)            Temporary Investments.  The Adviser shall, in its sole discretion, temporarily place proceeds from offerings by the Fund into short term, highly liquid investments which, in its reasonable judgment, afford appropriate safety of principal during such time as it is determining the composition and allocation of the portfolio of the Fund and the nature, timing and implementation of any changes thereto pursuant to Section 1(b); provided however, that the Adviser shall be under no fiduciary obligation to select any such short-term, highly liquid investment based solely on any yield or return of such investment.  The Adviser shall cause any proceeds of the offering of the Fund’s securities not committed for investment within the later of two (2) years from the date of effectiveness of the Registration Statement or one year from termination of the offering, unless a longer period is permitted by the applicable Administrator, to be paid as a distribution to the shareholders of the Fund as a return of capital without deduction of Front End Fees (as defined below).

5.                                      Brokerage Commissions, Limitations on Front End Fees.

(a)           Brokerage Commissions.  The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and constitutes the best net results for the Fund.

The following provisions in this Section 5 shall apply for only so long as the Common Shares are not listed on a national securities exchange.

(b)           Limitations.  Notwithstanding anything herein to the contrary:

(i)            All fees and expenses paid by any party for any services rendered to organize the Fund and to acquire assets for the Fund (“Front End Fees”) shall be reasonable and shall not exceed 15% of the gross offering proceeds, regardless of the source of payment.  Any reimbursement to the Adviser or any other person for deferred Organization and Offering Costs, including any interest thereon, if any, will be included within this 15% limitation.

(ii)           The Adviser shall commit at least eighty-two percent (82%) of the gross offering proceeds towards the investment or reinvestment of assets and reserves as set forth in Section 4(d) above on behalf of the Fund.  The remaining proceeds may be used to pay Front End Fees.

6.                                      Other Activities of the Adviser.

The services provided by the Adviser to the Fund are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund, so long as its services to the Fund hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Fund’s portfolio companies, subject to applicable law).  The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder.  It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, shareholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

7.                                      Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, member, officer or employee of the Adviser is or becomes a trustee, officer and/or employee of the Fund and acts as such in any business of the Fund, then such manager, partner, member, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Fund, and not as a manager, partner, member, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

8.                                      Indemnification; Limitation of Liability.

(a)           Indemnification.  The Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees and controlling persons and any other person or entity affiliated with the Adviser) (collectively, the “Indemnified Parties”) shall not be liable to the Fund for any action taken or omitted to be taken by any such Indemnified Party in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Fund shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) (“Losses”) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund, to the extent such Losses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Delaware or other applicable law, the Declaration of Trust or the provisions of Section II.G of the Omnibus Guidelines published by the North American Securities Administrators Association on March 29, 1992, as it may be amended from time to time.

The following provisions in this Section 8 shall apply for only so long as the Common Shares are not listed on a national securities exchange.

(b)           Limitations on Indemnification.  Notwithstanding Section 8(a) to the contrary, the Fund shall not provide for indemnification of the Indemnified Parties for any Loss suffered by the Indemnified Parties, nor shall the Fund provide that any of the Indemnified Parties be held harmless for any Loss suffered by the Fund, unless all of the following conditions are met:

(i)            the Indemnified Party has determined, in good faith, that the course of conduct which caused the Loss was in the best interests of the Fund;

(ii)           the Indemnified Party was acting on behalf of or performing services for the Fund;

(iii)          such Loss was not the result of negligence or misconduct by the Indemnified Party; and

(iv)          such indemnification or agreement to hold harmless is recoverable only out of the Fund’s net assets and not from shareholders.

Furthermore, the Indemnified Party shall not be indemnified for any Losses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

(i)            there has been a successful adjudication on the merits of each count involving alleged material securities law violations;

(ii)           such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

(iii)          a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made, and the court of law considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority in which securities of the Fund were offered or sold as to indemnification for violations of securities laws.

(c)           Advancement of Funds.  The Fund shall be permitted to advance funds to the Indemnified Party for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought and will do so if:

(i)            the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Fund;

(ii)           the Indemnified Party provides the Fund with written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification by the Fund has been met;

(iii)          the legal proceeding was initiated by a third party who is not a shareholder of the Fund or, if by a shareholder of the Fund acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

(iv)          the Indemnified Party provides the Fund with a written agreement to repay the amount paid or reimbursed by the Fund, together with the applicable legal rate of interest thereon, in cases in which such Indemnified Party is found not to be entitled to indemnification.

9.                                      Duration and Termination of Agreement.

(a)           Term.  This Agreement shall remain in effect for two (2) years commencing on the date hereof, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board or the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Fund’s trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party (“Independent Trustees”), in accordance with the requirements of the Investment Company Act.

(b)           Termination.  This Agreement may be terminated at any time, without the payment of any penalty, upon sixty (60) days’ written notice, (i) by the Fund (x) upon the vote of a majority of the outstanding voting securities of the Fund or (y) upon the vote of the Fund’s Independent Trustees or (ii) by the Adviser.  This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).  The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

(c)           Payments to and Duties of Adviser Upon Termination.

(i)            After the termination of this Agreement, the Adviser shall not be entitled to compensation or reimbursement for further services provided hereunder, except that it shall be entitled to receive from the Fund within thirty (30) days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement.

(ii)           The Adviser shall promptly upon termination:

(A)          deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(B)          deliver to the Board all assets and documents of the Fund then in custody of the Adviser; and

(C)          cooperate with the Fund to provide an orderly management transition.

The following provisions in this Section 9 shall apply for only so long as the Common Shares are not listed on a national securities exchange.

(d)           Other Matters.  Without the approval of holders of a majority of the Common Shares entitled to vote on the matter, the Adviser shall not: (i) amend this Agreement except for amendments that do not adversely affect the interests of the shareholders; (ii) voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Fund and would not materially adversely affect the shareholders; (iii) appoint a new Adviser; (iv) sell all or substantially all of the Fund’s assets other than in the ordinary course of the Fund’s business; or (v) cause the merger or other reorganization of the Fund.  In the event that the Adviser should withdraw pursuant to (ii) above, the withdrawing Adviser shall pay all expenses incurred as a result of its withdrawal.  The Fund may terminate the Adviser’s interest in the Fund’s revenues, expenses, income, losses, distributions and capital by payment of an amount equal to the then present fair market value of the terminated Adviser’s interest, determined by agreement of the terminated Adviser and the Fund.  If the Fund and the Adviser cannot agree upon such amount, then such amount will be determined in accordance with the then current rules of the American Arbitration Association.  The expenses of such arbitration shall be borne equally by the terminated Adviser and the Fund.  The method of payment to the terminated Adviser must be fair and must protect the solvency and liquidity of the Fund.

10.                               Conflicts of Interests and Prohibited Activities.

The following provisions in this Section 10 shall apply for only so long as the Common Shares are not listed on a national securities exchange.

(a)           No Exclusive Agreement.  The Adviser is not hereby granted or entitled to an exclusive right to sell or exclusive employment to sell assets for the Fund.

(b)           Rebates, Kickbacks and Reciprocal Arrangements.

The Adviser agrees that it shall not (A) receive or accept any rebate, give-up or similar arrangement that is prohibited under applicable federal or state securities laws, (B) participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws governing conflicts of interest or investment restrictions, or (C) enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws.

The Adviser agrees that it shall not directly or indirectly pay or award any fees or commissions or other compensation to any person or entity engaged to sell the Common Shares or give investment advice to a potential shareholder; provided, however, that this subsection shall not prohibit the payment to a registered broker-dealer or other properly licensed agent of sales commissions for selling or distributing the Common Shares.

(c)           Commingling.  The Adviser covenants that it shall not permit or cause to be permitted the Fund’s funds to be commingled with the funds of any other entity.  Nothing in this Subsection 10(c) shall prohibit the Adviser from establishing a master fiduciary account pursuant to which separate sub-trust accounts are established for the benefit of affiliated programs, provided that the Fund’s funds are protected from the claims of other programs and creditors of such programs.

11.                               Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

12.                               Amendments.

This Agreement may be amended in writing by mutual consent of the parties hereto, subject to the provisions of the Investment Company Act and the Declaration of Trust.

13.                               Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.  Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York.  For so long as the Fund is regulated as a BDC under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act.  In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

14.                               Severability.

If any provision of this Agreement shall be declared illegal, invalid or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

FS ENERGY AND POWER FUND

By:	/s/ Michael C. Forman
	Name:	Michael C. Forman
	Title:	Chief Executive Officer

FS/EIG ADVISOR, LLC

By:	/s/ Michael C. Forman
	Name:	Michael C. Forman
	Title:	Chief Executive Officer

[Signature Page to Investment Advisory and Administrative Services Agreement]

Appendix A

NOTE: All percentages herein refer to Adjusted Capital.

Example 1: Subordinated Incentive Fee on Income for Each Calendar Quarter*

Scenario 1

Assumptions

Investment income (including interest, dividends, fees, etc.) = 1.25%

Hurdle Rate(1) = 1.625%

Base Management Fee(2) = 0.4375%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.2%

Pre-Incentive Fee Net Investment Income

(investment income — (Base Management Fee + other expenses)) = 0.6125%

Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Rate, therefore there is no Subordinated Incentive Fee on Income payable.

Scenario 2

Assumptions

Investment income (including interest, dividends, fees, etc.) = 2.5%

Hurdle Rate(1) = 1.625%

Base Management Fee(2) = 0.4375%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.2%

Pre-Incentive Fee Net Investment Income

(investment income — (Base Management Fee + other expenses)) = 1.8625%

Subordinated Incentive Fee on Income = 100% x Pre-Incentive Fee Net Investment Income (subject to “catch-up”)(4)

= 100% x (1.8625% — 1.625%)

= 0.2375%

Pre-Incentive Fee Net Investment Income exceeds the Hurdle Rate, but does not fully satisfy the “catch-up” provision, therefore the Subordinated Incentive Fee on Income is 0.2375%.

Scenario 3

Assumptions

Investment income (including interest, dividends, fees, etc.) = 3.5%

Hurdle Rate(1) = 1.625%

Base Management Fee(2) = 0.4375%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.2%

Pre-Incentive Fee Net Investment Income

(investment income — (Base Management Fee + other expenses)) = 2.8625%

Catch up = 100% x Pre-Incentive Fee Net Investment Income (subject to “catch-up”)(4)

Subordinated Incentive Fee on Income = 100% x “catch-up” + (20.0% x (Pre-Incentive Fee Net Investment Income — 2.031%))

Catch up               = 2.031% — 1.625%

= 0.406%

Subordinated Incentive Fee on Income = (100% x 0.406%) + (20.0% x (2.8625% — 2.031%))

= 0.406% + (20.0% x 0.8315%)

= 0.406% + 0.1663%

= 0.5723%

Pre-Incentive Fee Net Investment Income exceeds the Hurdle Rate and fully satisfies the “catch-up” provision, therefore the Subordinated Incentive Fee on Income is 0.5723%.

(1)                                 Represents 6.5% annualized Hurdle Rate.

(2)                                 Represents 1.75% annualized Base Management Fee on average weekly gross assets.  Examples assume assets are equal to Adjusted Capital.

(3)                                 Excludes Organization and Offering Costs.

(4)                                 The “catch-up” provision is intended to provide the Adviser with an Incentive Fee of 20.0% on all Pre-Incentive Fee Net Investment Income when the Corporation’s net investment income exceeds 2.031% in any calendar quarter.

Example 2: Incentive Fee on Capital Gains*

Scenario 1:

Assumptions

Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”)

Year 2: Investment A sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million

Year 3: FMV of Investment B determined to be $25 million

Year 4: Investment B sold for $31 million

The Incentive Fee on Capital Gains would be:

Year 1: None

Year 2: Incentive Fee on Capital Gains of $6 million ($30 million realized capital gains on sale of Investment A multiplied by 20.0%)

Year 3: None à $5 million (20.0% multiplied by ($30 million cumulative capital gains less $5 million cumulative capital depreciation)) less $6 million (previous capital gains fee paid in Year 2)

Year 4: Incentive Fee on Capital Gains of $200,000 à $6.2 million ($31 million cumulative realized capital gains multiplied by 20.0%) less $6 million (Incentive Fee on Capital Gains taken in Year 2)

Scenario 2

Assumptions

Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”)

Year 2: Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million

Year 3: FMV of Investment B determined to be $27 million and Investment C sold for $30 million

Year 4: FMV of Investment B determined to be $35 million

Year 5: Investment B sold for $20 million

The Incentive Fee on Capital Gains, if any, would be:

Year 1: None

Year 2: $5 million Incentive Fee on Capital Gains à 20.0% multiplied by $25 million ($30 million realized capital gains on Investment A less unrealized capital depreciation on Investment B)

Year 3: $1.4 million Incentive Fee on Capital Gains à $6.4 million (20.0% multiplied by $32 million ($35 million cumulative realized capital gains less $3 million unrealized capital depreciation)) less $5 million Incentive Fee on Capital Gains received in Year 2

Year 4: None

Year 5: None à $5 million (20.0% multiplied by $25 million (cumulative realized capital gains of $35 million less realized capital losses of $10 million)) less $6.4 million cumulative Incentive Fee on Capital Gains paid in Year 2 and Year 3

*                                         The returns shown are for illustrative purposes only.  No Incentive Fee is payable to the Adviser in any calendar quarter in which the Corporation’s Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Rate.  Positive returns are shown to demonstrate the fee structure and there is no guarantee that positive returns will be realized.  Actual returns may vary from those shown in the examples above.